Exhibit 10.6

Address: 20/F, Hong Kong Trade Centre, 161-167 Des Voeux Road Central, Sheung Wan, Hong Kong
Enquiry: (852) 3426 2026	Fax: (852) 3795 2188
Website: www.talentquest.com.hk	Email: info@talentquest.com.hk

Contract of Employment

This agreement is made on 03 January 2025 between

TalentQuest HR Limited(“Company”)

And

LUI Man Chi Brenda (“you”)

Background

A.	The Company carries on the business of personnel recruitment in Hong Kong.

B.	During employment with the Company, you will acquire experience, confidential information, trade secrets, know-how and particular skills in the affairs, practices, client requirements and trade connections of the Company and its related corporation. In particular, you will establish close business relationships with key clients and other persons involved in important trade connections with the Company and will also acquire confidential information regarding the terms of business, including terms relating to pricing and pricing formulas, between the Company and its client.

C.	Because of the commercial importance to the Company and its related corporation of the knowledge, information and other matters referred to in B, the Company wishes to ensure that after termination of your employment with the Company, you do not use the knowledge, information and other matters referred to in B for your benefit or the benefit of others to the detriment of the Company and its related corporations and its or their businesses and in violation of their rights.

1.	ENGAGEMENT

1.1	The Company appoints you and you accept the appointment as an employee of the Company on the terms and conditions set out in this Agreement.

1.2	You initial position title, business unit and commencement date are set out in the document “Appendix – Compensation & Benefits” (“Appendix”).

1.3	You agree to your work capacities and location specified in the Appendix, and that the Company or its authorized officer(s) may require you to work at alternative locations and/or perform additional duties applicable to your skill set from time to time if necessary.

1.4	You will report on a daily basis to the Manager or such other person as the Company may nominate from time to time.

1.5	This document replaces all previous Agreements (if applicable) and arrangements between you and the Company. In the event of any dispute between the terms of this Agreement and the Appendix, the terms set out in the latter will apply.

Address: 20/F, Hong Kong Trade Centre, 161-167 Des Voeux Road Central, Sheung Wan, Hong Kong
Enquiry: (852) 3426 2026	Fax: (852) 3795 2188
Website: www.talentquest.com.hk	Email: info@talentquest.com.hk

2.	RESPONSIBILITIES

2.1	You must:

(a)	exercise the powers and carry out the duties appropriate to your position including, without limitation, the duties assigned by the Manager or such other person the Company assigns to you, and in so doing you must use your best endeavours to further the prosperity and enhance the reputation of the Company,

(b)	comply with all lawful orders and instructions given to you by the Company,

2.2	You must not without the prior written consent of the Company, directly or indirectly, be engaged or interested in any other business activity, However, this will not preclude you from holding not more than 5% of the shares or securities of any corporation officially listed on any recognized stock exchange, other than the Company, or holding or acquiring securities by way of personal investment which holding or acquisition is not inconsistent with this sub-clause.

2.3	You may, only with the prior written consent of the Company, accept appointments as a director of other corporations and to the boards of committees and charities and devote such time as may be necessary to these activities as agreed with the Company.

2.4	The minimum weekly working hours are 35. The company may require you to work outside the regular working hours and/or days according to the business needs.

2.5	You are required to comply with company policies as varied from time to time. Such policies do not form part of this agreement. You are required to undertake company training requirements as directed. Any references to obligations or requirements of the company in any of the company’s policies and procedures are not intended to give rise to contractual obligations binding on the company.

3.	PROBATIONARY PERIOD

Your employment is subject to an initial probationary period of three (3) months, during which time your employment may be terminated by either party with one (1) day’s notice in writing in the first month and one (1) week’s notice for the remainder of your probationary period – negotiable in case of necessity. Depending on your performance, your probationary period may be further extended by three (3) months for further evaluation.

4.	APPRAISAL

A performance appraisal will take place on an annual basis with your Manager to evaluate your performance and lay out goals for the coming year

Address: 20/F, Hong Kong Trade Centre, 161-167 Des Voeux Road Central, Sheung Wan, Hong Kong
Enquiry: (852) 3426 2026	Fax: (852) 3795 2188
Website: www.talentquest.com.hk	Email: info@talentquest.com.hk

5.	REMUNERATION AND BENEFITS

5.1	Details of your remuneration package as well as other benefits including leaves, holidays and medical insurance are set out in the Appendix.

5.2	Details of your remuneration package are private and confidential and should not be discussed with any other employees of the Company. Such discussion may lead to disciplinary action being taken against you.

6.	EXPENSES

The Company will reimburse you for reasonable work related expenses incurred by you during the course of your employment, in accordance with the Company’s policies and procedures as varied from time to time.

7.	INTELLECTUAL PROPERTY

You acknowledge and accept that all the intellectual properties developed by you during your course of employment with the Company belong entirely to the Company.

8.	TERMINATION

8.1	Without Notice

Your employment may be terminated at any time without notice if you:

(a)	commit a serious breach of any provision in this Agreement;

(b)	commit an act which amounts to repudiation of this Agreement; or

(c)	engage in serious and willful misconduct.

8.2	With Notice

Upon the satisfactory completion of your probation, one (1) months’ notice in writing is required should either party decide to terminate the employment. In the event that notice of termination of your employment is given by either party, the Company will be entitled to:

(a)	require you to undertake alternative duties and/or cease carrying out your responsibilities under this Agreement starting from a date designated by the Company;

(b)	appoint another person to undertake, as your successor, the duties and responsibilities that you were carrying out immediately prior to the date upon which any such notice of termination is given.

Address: 20/F, Hong Kong Trade Centre, 161-167 Des Voeux Road Central, Sheung Wan, Hong Kong
Enquiry: (852) 3426 2026	Fax: (852) 3795 2188
Website: www.talentquest.com.hk	Email: info@talentquest.com.hk

9.	PAYMENT IN CASE OF TERMINATION

9.1	In this Agreement, “Termination Date” means effective date of termination: one (1) day after your last employment day. The Company may, at its discretion, pay you in lieu of all or part of any period of notice. If the Company elects to do so, you will be entitled to the following:

(a)	payment of your base salary up to and including the last employment day;

(b)	accrued and untaken annual leave;

(c)	any outstanding commissions.

9.2	Liability for any salary sacrificed items will be reverted.

9.3	The outstanding items listed in 9.1 and 9.2 will be paid to you within seven (7) days starting on your Termination Date, as per stipulated in the Employment Ordinance.

10.	RETURN OF COMPANY PROPERTY IN CASE OF TERMINATION

You expressly covenant that you will immediately upon the termination of your employment for any reason deliver to the Company any information, resources and property of any sort of the Company that is in your possession, and you warrant that you will not retain any copies of any documents and/or information of any sort that concerns the Company in any manner.

11.	CONFIDENTIALITY

11.1	The restrictions in this clause regarding to any information in any form which you have access to or obtain from the Company in the course of your employment (collectively referred to as “Confidential Information”) will continue to apply after termination of your employment without limitation in point of time, but will cease to apply to any information that came into the public domain (other than by breach of this Agreement).

11.2	Unless otherwise mandated with written consent of the Company, at any time during or after termination of your employment with the Company, you shall:

(a)	not use or cause to be used any Confidential Information in any way other than for the proper performance of your duties owed to the Company;

(b)	prevent the disclosure and divulging of any Confidential Information to or by any third party, and shall limit your current colleagues’ access to the Confidential Information on a strictly need-to-know basis for the proper performance of your duties owed to the Company;

(c)	not make any copy, record or duplication of any Confidential Information disclosed in/through any form/medium, or reduce or cause to be reduced it into writing or in any other formats if disclosed orally.

11.3	Upon the Company’s request and/or your termination you shall immediately:

(a)	deliver or case to be delivered to the Company all materials of any form/medium that contains any Confidential Information in your possession, custody or control together;

(b)	delete, erase and remove all Confidential Information stored in any form/medium in your personal possession. The Company will not be liable for any damages resulting from the event that you have not carried out this in full.

Address: 20/F, Hong Kong Trade Centre, 161-167 Des Voeux Road Central, Sheung Wan, Hong Kong
Enquiry: (852) 3426 2026	Fax: (852) 3795 2188
Website: www.talentquest.com.hk	Email: info@talentquest.com.hk

12.	RESTRICTIVE COVENANT

12.1	In this section of the Agreement, “Person” includes any individual, Company employee, natural person, company, partnership, association, business, or other organization of any description; “Client” includes any Person who, at any time during the twelve (12) months prior to the Termination Date:

a)	is or was a Person to whom the Company provides and/or provided products or services; or

b)	has entered into discussions or negotiations with the Company at either the Person’s own initiative or at the initiative of the company with a view to receiving products or services provided by the Company and who had not notified the Company prior to the Termination Date that they did not wish to receive such products or services.

12.2	For a period of three (3) months after the Termination Date, you expressly covenant that you will not, without the prior written consent of the Company, in any role, directly or indirectly for your own or the benefit of any other Person, within the 5km radius of the location in which you performed work for the Company:

a)	canvass, solicit or persuade any Client with whom you have worked or been in contact with (other than in a purely personal capacity) to cease doing, reduce the normal amount of business or not to renew any agreement or contract with the Company, or place any business with you or with another Person that may otherwise have been placed with the Company.

b)	solicit or persuade any employee or ex-employee of the Company you were colleagues of to engage in employment with the new organization you are in or own.

c)	engage in, or directly or indirectly assist any Person other than the Company to engage in, any business similar to or competitive with the business conducted by the Company that concerns your responsibility and tasks at the Company.

12.3	While the restrictions contained in this part are considered by the parties to be reasonable and necessary to protect the goodwill of the Company, the parties agree exceptions may only be made if a Court determines that the restrictions were inapplicable in a given situation.

13.	DAMAGES

You acknowledge that damages may be inadequate compensation for breach of the obligations contained in this agreement and, subject to the Court’s discretion, the Company may restrain, by an injunction or similar remedy, any conduct or threatened conduct which is or will be in breach of this clause.

Address: 20/F, Hong Kong Trade Centre, 161-167 Des Voeux Road Central, Sheung Wan, Hong Kong
Enquiry: (852) 3426 2026	Fax: (852) 3795 2188
Website: www.talentquest.com.hk	Email: info@talentquest.com.hk

14.	GOVERNING LAW

This Agreement is governed by, construed and take effect in accordance with the laws of the Hong Kong Special Administrative Region and the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the Courts of the Hong Kong Special Administrative Region.

15.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties in respect of the matters dealt with in this Agreement and supersedes all prior agreements, understandings and negotiations in respect of the matters dealt with in this Agreement.

16.	VARIATION

This Agreement may not be changed or modified in any way after its execution except in writing signed by you and the Company.

The terms of this Agreement remain absolutely and strictly confidential and shall continue to apply notwithstanding any future change in your status or rate of remuneration made by the Company and accepted by you.

Signed for the Company:	/s/ Andrew Teh Yao, Ho
Andrew Ho, Managing Director

Date:	03/01/2025

I acknowledge that I have read and understood this Agreement, and accept this contract of employment with TalentQuest HR on the terms and conditions contained in it. I also acknowledge that I have had an opportunity to obtain independent advice on this Agreement before signing it.

Signed:	/s/ Man Chi Brenda, Lui

Date:	03/01/2025